Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

June 21, 2021

Reinvent Technology Partners Z

215 Park Avenue, Floor 11

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to Reinvent Technology Partners Z, a Cayman Islands exempted company (“RTPZ” and, after the Domestication as defined below, “Hippo Holdings”), in connection with the proposed (1) domestication of RTPZ as a Delaware corporation (the “Domestication”) and (2) the merger of RTPZ Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of RTPZ (“Merger Sub”), with and into Hippo Enterprises Inc., a Delaware corporation (“Hippo”) (the “First Merger”), with Hippo surviving the First Merger as a wholly owned subsidiary of Hippo Holdings, and, immediately following the First Merger, the merger of Hippo (as the surviving corporation of the First Merger) with and into Hippo Holdings, with Hippo Holdings surviving (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case pursuant to the terms of the Agreement and Plan of Merger, dated as of March 3, 2021, by and among RTPZ, Merger Sub and Hippo (the “Merger Agreement”). Reference is made herein to the Form S-4 filed by RTPZ on [March 25], 2021 with the Securities and Exchange Commission in connection with the Mergers (including the proxy statement/prospectus forming a part thereof, as amended or supplemented through the date hereof, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Domestication and the Mergers and related transactions will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the factual statements concerning the Domestication and the Mergers and related transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct,(iii) the factual statements in the Registration Statement are true, complete and correct, (iv) the statements and representations (which statements and representations we have neither investigated nor verified) made by RTPZ in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) is true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the date of the Domestication and thereafter (where relevant) without regard to any qualification as to knowledge, intention or belief, and (v) RTPZ (and Hippo Holdings after the Domestication) will treat the Domestication for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the Domestication or related transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Domestication will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. We express no opinion on any issue relating to the tax consequences of the other transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable Laws or the facts and circumstances surrounding the Domestication and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. Following the date of the Domestication, we assume no responsibility to inform RTPZ of any such change or inaccuracy that may occur or come to our attention.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP